UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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Hawk Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Hawk Corporation, on June 4, 2008, starting at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors, the approval of amendments to our 2000 Long Term Incentive Plan and the approval of our annual incentive plan as performance-based compensation.  In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us.  Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting.  You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Hawk Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Ronald E. Weinberg
Chairman of the Board and Chief Executive Officer

HAWK CORPORATION
__________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2008

To the Stockholders of Hawk Corporation:

The annual meeting of stockholders of Hawk Corporation, a Delaware corporation, will be held on June 4, 2008, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, for the following purposes:

1.	To elect directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal One);

2.	To approve amendments to and the restatement of our 2000 Long Term Incentive Plan (Proposal Two);

3.	To approve our annual incentive plan as performance-based compensation to our executive officers (Proposal Three); and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 11, 2008 are entitled to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person.  However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Byron S. Krantz
Secretary

HAWK CORPORATION
__________

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2008 annual meeting of stockholders to be held on June 4, 2008, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report to stockholders for the year ended December 31, 2007, are being sent to our stockholders beginning on or about May 1, 2008.

QUESTIONS and ANSWERS

Q:          When and where is the annual meeting?
A:	Our 2008 annual meeting of stockholders will be held on June 4, 2008, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

Q:           What are stockholders voting on?
A:	Proposal One – Election of five directors (Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III),
Proposal Two – Approval of amendments to and the restatement of our 2000 Long Term Incentive Plan, and
Proposal Three – Approval of our annual incentive plan as performance-based compensation to our executive officers.

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Byron S. Krantz or Marc C. Krantz to vote on any such additional proposal.

Q:         Who is entitled to vote?
A:
Our record date is April 11, 2008.  Only holders of our Class A common stock as of the close of business on April 11, 2008 are entitled to vote.  Each share of Class A common stock is entitled to one vote.

Q:         How do stockholders vote?
A:
Sign and date each proxy card you receive and return it in the prepaid envelope.  If you do not mark any selections, your proxy card will be voted in favor of the proposals.  You have the right to revoke your proxy any time before the meeting by:

•	notifying our secretary,
•	voting in person, or
•	returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz or Marc C. Krantz will vote FOR the nominated directors, FOR the approval of amendments to and the restatement of our 2000 Long Term Incentive Plan and FOR the approval of our annual incentive plan as performance-based compensation on your behalf.

Q:         Who will count the vote?
A:
Representatives of National City Bank, our transfer agent, will tabulate the votes.  Thomas A. Gilbride, vice president — finance and treasurer, and Joseph J. Levanduski, vice president — chief financial officer, will be responsible for reviewing the vote count as election inspectors.

Q:          What shares are included on the proxy card and what does it mean if a stockholder gets more than one proxy card?
A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration.  Receipt of more than one proxy card means that certain of your shares are registered differently and are in more than one account.  Sign and return all proxy cards to ensure that all your shares are voted.

If you are or were an employee and have shares credited to your 401(k) account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares.  The shares in your 401(k) account will be voted in accordance with your instructions.  If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted FOR the nominated directors, FOR the approval of amendments to and the restatement of our 2000 Long Term Incentive Plan and FOR the approval of the annual incentive plan as performance-based compensation to our executive officers on your behalf.

Q:          What constitutes a quorum?
A:
As of the record date, 8,958,721 shares of our Class A common stock were outstanding.  A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting.  If you submit a properly executed proxy card, then you will be considered part of the quorum.  If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against the approval of the amendments to and the restatement of our 2000 Long Term Incentive Plan and against the approval of the annual incentive plan as performance-based compensation (Proposal Two and Proposal Three).  “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.  A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.  “Broker non-votes” are not counted for purposes of electing directors (Proposal One).

Q:          Who can attend the annual meeting?
A:	All stockholders as of the record date, April 11, 2008, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?
A:	Together, they own 2,858,527 shares of our Class A common stock, or 31.9% of the stock entitled to vote at the annual meeting. (See pages 33 through 34 for more details.)

Q:        Who are our largest principal stockholders?
A:	•	Ronald E. Weinberg, our chairman of the board and chief executive officer, owns 1,258,998 shares of our Class A common stock, or 14.1% of the stock entitled to vote at the annual meeting.
•	Norman C. Harbert, our chairman emeritus of the board and founder, owns 1,149,425 shares of our Class A common stock, or 12.8% of the stock entitled to vote at the annual meeting.

Q:          When is a stockholder proposal due for our next annual meeting?
A:
In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by December 27, 2008, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our bylaws and Rule 14a-8 under the  Securities Exchange Act of 1934 (the Exchange Act).  (See page 35 for more details.)

Q:          How does a stockholder nominate someone to be a director of Hawk?
A:
Any stockholder may recommend any person as a nominee for director by writing to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.  Our nominating committee will review any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter which is available on our website at www.hawkcorp.com.  Recommendations for directors by stockholders for next year’s annual meeting must be received no earlier than March 6, 2009 and no later than April 5, 2009, and nominations must be in accordance with the requirements of our bylaws.  (See page 36 for more details.)

Q:          Who pays for the solicitation expenses?
A:
The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Hawk.  In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means and we may pay persons holding shares for others their expenses for sending proxy materials to their customers.  No solicitation will be made other than by our directors, officers and employees.

Q:	How are we complying with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the American Stock Exchange?
A:
The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002.  The statute addresses, among other issues, corporate governance, auditing and accounting guidelines, executive compensation and enhanced and timely disclosure of corporate information.  On December 1, 2003, the Securities and Exchange Commission (SEC) approved the corporate governance rules of the American Stock Exchange (Amex).  These rules specifically address director independence and corporate accountability.

In response to the Sarbanes-Oxley Act and the corporate governance rules of Amex, our board of directors strengthened and improved its already strong corporate governance practices. For example:

•	a majority of our directors are “independent” as defined by Amex,
•	all members of the audit, compensation and nominating committees are “independent” as defined by Amex,
•	we have “financial experts,” as defined by the SEC, serving on our audit committee,
•	we have adopted and posted on our website at www.hawkcorp.com a Code of Business Conduct and Ethics governing the actions and working relationships of Hawk employees, officers and directors,
•	we have adopted and posted on our website at www.hawkcorp.com updated and revised charters for our audit and nominating committees,
•
our audit committee has established procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls or auditing matters and allow for the confidential, anonymous submission of concerns by employees, and

•	we were compliant with Section 404 of the Sarbanes-Oxley Act as of December 31, 2007.

PROPOSAL ONE
ELECTION OF DIRECTORS

At this annual meeting, eight directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.  You are entitled to elect five of eight directors at this annual meeting.

Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III.  Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute.  In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the annual meeting is needed to elect directors.  Abstentions and votes withheld for directors will have the same effect as votes against.

The board of directors recommends that you vote FOR Mr. Berlin, Mr. Bishop, Mr. Kemp, Mr. Marabito and Mr. Moore.

The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the board of directors.  The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships.  The holders have determined to elect only three directors at the annual meeting and expressly reserve, and do not waive, their rights to elect a majority of the board of directors.  The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz.  The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both our Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners.  For a more detailed description, see “Stockholders’ Agreement” on page 34.

PROPOSAL TWO
AMENDMENTS TO AND THE RESTATEMENT OF
OUR 2000 LONG TERM INCENTIVE PLAN

Our board of directors has adopted, subject to stockholder approval, amendments to, as well as a restatement of, our 2000 Long Term Incentive Plan (the 2000 plan) to increase by 615,000 the number of shares of our Class A common stock available for issuance pursuant to awards granted under the 2000 plan and to extend the term of the 2000 plan until 2018.  As of the record date, April 11, 2008, 43,483 shares remained available for grant under the 2000 plan.  The market price of our common stock as of the close of trading on April 11, 2008 was $16.60.  The 2000 plan was initially adopted by the board of directors on January 28, 2000 and approved by stockholders on May 16, 2000.

Our board believes that the 2000 plan has been, and will continue to be, necessary because it enables us to attract, retain and motivate employees and executive officers and to align their interests with our stockholders.  A summary of the basic features of the 2000 plan, as amended and restated, is set forth below.  This summary is subject to the specific provisions contained in the full text of the 2000 plan attached as Annex A to this proxy statement.

Purpose.  The purpose of the 2000 plan is to encourage our employees, including our executive officers, to acquire a proprietary and vested interest in our growth and performance, to generate increased incentive to contribute to our future success and prosperity, thus enhancing our value for the benefit of our stockholders, and to enhance our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depends.

Administration.  The 2000 plan is administered by our compensation committee of the board.  No member of the committee is eligible to participate in the 2000 plan unless such awards are also approved by our entire board of directors.  Under the terms of the 2000 plan, the committee has the authority to select the participants, make awards in amounts and form as the committee may determine, impose restrictions, terms and conditions upon such awards as the committee deems appropriate, interpret and administer the 2000 plan or any agreements under the 2000 plan, and establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2000 plan.  The committee may delegate its authority to a subcommittee, whose members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the code), in order to make awards to participants for purposes of Section 162(m) of the code or to the board in order to establish a basis for an exemption from Section 16(b) liability of the Exchange Act.

Eligibility.  Any of our employees is eligible to receive awards under the 2000 plan.  Awards under the 2000 plan are be made by the compensation committee, any subcommittee thereof or by the board.

Section 162(m).  Section 162(m) of the code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and the four most highly compensated executive officers other than the chief executive officer.  However, “qualified performance-based compensation” is not subject to the $1 million deduction limit.  The committee may determine at the time of granting stock options, stock appreciation rights, restricted stock awards, performance awards or other stock unit awards under the 2000 plan that such awards qualify as “qualified performance-based compensation,” by satisfying the following requirements:

•	the award is payable on account of the attainment of one or more pre-established, objective performance goals,

•	the performance goals are established by a committee of our board that is comprised solely of two or more outside directors,

•	the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment, and

•	the committee certifies that the performance goals have been satisfied before payment of any performance-based compensation is made.

Performance goals considered by the committee are presently based on the attainment of a combination of the following: earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share from continuing operations, internal growth, new product development and economic value added.  Such goals may be modified by the compensation committee to also include any of the following: operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures or other items deemed material to the success of the company.  The committee may modify the goals of any performance award so as to enhance the incentive.  The committee may not adjust upwards the amount payable pursuant to an award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the participant.   In order to continue the Section 162(m) exemption, our stockholders will need to re-approve the terms of the performance-based awards once every five years, or sooner if the committee changes the material terms from those already approved by our stockholders.

Section 409A.  Section 409A of the code makes important changes to the tax treatment of nonqualified deferred compensation.  Awards held by employees that are subject to but fail to comply with Section 409A are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges.  In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion with respect to awards for income tax purposes.  Awards granted under the 2000 plan are intended to be exempt from the rule of Section 409A and will be administered accordingly.  The compensation committee intends to administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the committee.

Awards.  All awards are evidenced by an award agreement between us and the individual participant that is approved by the compensation committee.  In the discretion of the committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Types of awards under the 2000 plan include:

•
Stock Options.  The compensation committee may grant incentive stock options or nonstatutory stock options.  An incentive stock option is intended to be an “incentive stock option” within the meaning of Section 422 of the code.  A nonstatutory stock option is any other stock option granted by the committee that is not specifically designated as an incentive stock option. The exercise price of stock options is determined by the committee, but the exercise price cannot be less than 100% of the fair market value of our Class A common stock as of the close of business on the grant date.  The term of each stock option is determined by the committee, but the term of an incentive stock option cannot exceed 10 years, or 5 years if granted to a 10% stockholder.  Options may be exercised in whole or in part, and the option price may be satisfied in cash or, if permitted by the committee, by surrendering previously acquired shares of our Class A common stock having a fair market value on the exercise date equal to the total option price or other consideration.

•
Stock Appreciation Rights.  Stock appreciation rights, or SARs, represent a right to receive payment, in cash, shares of our Class A common stock or a combination of the two, equal to the excess of the fair market value of a specified number of shares of our Class A common stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted.  SARs may be granted either alone or in combination with underlying stock options.  SARs may be exercised in accordance with the terms established by the committee, but in no event may a participant exercise a SAR prior to six months from the grant date.

•
Restricted Stock.  Restricted stock are shares of our Class A common stock granted to a participant, subject to such restrictions as the committee deems appropriate, including restrictions on the sale or transfer of the shares and the requirement that the shares be forfeited upon termination of employment for any reason before the award vests.  Terms of the restricted stock that may be imposed by the committee may include restrictions on the right to receive cash dividends and the right to vote the stock.  Except as specified in the restricted stock award agreement, the holder of a restricted stock award will have all the rights of a holder of our Class A common stock.

•
Performance Awards.  A performance award is an award of units, with each unit representing a monetary amount designated by the committee, granted to a participant, subject to the terms the committee deems appropriate.  Performance awards are earned only if the performance goals over the performance period are met.  The performance goals to be achieved by a participant and the length of any period during which any performance goals are to be measured are determined by the committee upon the grant of any performance award.  Performance awards are only distributed after the end of any relevant performance period.  Performance awards may be paid in cash, shares of our Class A common stock, other property or any combination of the three, in the sole discretion of the committee at the time of payment, and may be paid in a lump sum or installments following the close of any performance period.  The performance levels to be achieved and the amount of any award are conclusively determined by the committee.

•
Other Stock Unit Awards.  Under the 2000 plan, the committee may also, at its discretion, make awards of stock and other awards valued in whole or in part by reference to, or otherwise based on, shares of our Class A common stock or other property.  These awards may be paid in shares of our Class A common stock, other securities, cash or any other form of property as the committee may determine.  The committee has the sole and complete authority to determine the employees who receive such awards, and the time or times of such awards, the number of shares of our Class A common stock to be granted pursuant to such award, and all other conditions of the award.  Shares issued may be issued for no cash consideration or for such other minimum consideration as may be required by law.  Shares purchased pursuant to a purchase right awarded are purchased for the consideration determined by the committee, but not less than the fair market value of such stock or other securities on the date of the award.

Number of Awards.  The maximum number of shares of our Class A common stock for which awards may be granted under the 2000 plan may not exceed 1,315,000.  The limit on the number of shares described in this paragraph and the number of shares subject to any award under the 2000 plan are subject to proportional adjustment as determined by the committee, to reflect changes in our stock, such as stock dividends and stock splits.

Maximum Awards.  The maximum number of shares that may be granted to any participant pursuant to a stock option, SAR or other stock unit award in any one calendar year is 100,000, and the maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to the grant of a performance award, restricted stock award or other stock unit award made in any one calendar year is $2.5 million.

Change of Control.  If there is a “change in control” of Hawk, as that term is defined in the 2000 plan, in order to preserve the participants’ rights, the following will occur:

•	all stock options and SARs will become fully vested and exercisable,

•	all restrictions on the restricted stock will lapse,

•	all performance awards will be considered to be earned and payable in full and such awards will be immediately settled or distributed, and

•	all restrictions and deferral limitations and other conditions applicable to any other stock unit awards will lapse and such awards will become fully vested.

In addition, the committee may determine that, during the 60 day period from and after a change in control, a participant holding an option will have the right to elect to surrender all or part of the option to us and to receive cash in an amount equal to the amount by which the change in control price per share on the date of such election exceeds the purchase price per share of the option multiplied by the number of shares granted under such option.

Federal Tax Consequences.  The following is a brief summary of the federal income tax consequences of the awards under the 2000 plan based on current provisions of the code.  The following is not intended to be complete and does not describe any state or local tax consequences.

Stock Options.  The grant of a stock option under the 2000 plan does not result in taxable income at the time of grant for the participant or us.

Nonstatutory Stock Option.  A participant generally recognizes taxable income, subject to income tax withholding, upon exercise of a nonstatutory stock option equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price.  We are entitled to a corresponding deduction as a business expense in the year the participant recognizes income.

Incentive Stock Option.  A participant does not recognize income, except for purposes of the alternative minimum tax, upon exercise of an incentive stock option.  If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares are taxed as long-term capital gain or loss, and we are not entitled to any deduction.  If, however, such shares are disposed of within the above-described period, then in the year of such disposition, the participant recognizes taxable income equal to the lesser of:

•	the amount realized upon such disposition, or

•	the excess of the fair market value of such shares on the date of exercise over the exercise price.

In either case, we are entitled to a corresponding deduction as a business expense.

SARs, Restricted Stock Awards, Performance Awards and Other Stock Unit Awards.  Generally, when a participant exercises a SAR or receives payment with respect to restricted stock awards, performance awards or other stock unit awards, the amount of cash and the fair market value of the shares received are ordinary income to the participant and are allowed as a deduction for federal income tax purposes by us.

Amendments and Termination.  The board may amend, alter or discontinue the 2000 plan, but no amendment, alteration or discontinuation can be made that would impair the rights of any participant under an award, without the participant’s approval.  In addition, no amendment, alteration or discontinuation of the 2000 plan can be made without the approval of our stockholders that would:

•	increase the number of shares reserved under the 2000 plan, or

•	change the employees eligible to participate in the 2000 plan.

The committee may amend the terms of any award granted, but such amendment cannot impair the rights of a participant without the participant’s consent.  The committee may also substitute new awards for previously granted awards, including previously granted options having higher option prices.

Term of the 2000 Plan and Effective Date.  The amendment and restatement of the 2000 plan will be effective on June 4, 2008, if approved by our stockholders on that date.  The 2000 plan will terminate on June 4, 2018, ten years from the date the amendment and restatement of the 2000 plan is approved by our stockholders. Awards outstanding at the end of the ten years will be subject to their terms but no further award will be granted after the termination date of the 2000 plan.

Other Information.  As of April 11, 2008, the 2000 plan, prior to these amendments, had 43,483 shares available for future grants.  For more information, see “Equity Compensation Plan Information” on page 35.  No awards under the 2000 plan, as amended and restated, were granted subject to approval of the amendments by stockholders and future participation is not determinable.

Vote Required

The affirmative vote of the holders of a majority of our Class A common stock present in person or represented by proxy at the annual meeting is required to approve the amendment and restatement of the 2000 plan.  The enclosed proxy will be voted FOR this proposal unless the proxy holders are otherwise instructed.

The board of directors recommends that you vote FOR the approval of amendments to and the restatement of the 2000 Long Term Incentive Plan.

PROPOSAL THREE
APPROVAL OF THE ANNUAL INCENTIVE PLAN
AS PERFORMANCE-BASED COMPENSATION TO
OUR EXECUTIVE OFFICERS

We are seeking approval of our performance-based annual incentive plan in order to allow for compensation awarded to our executive officers under the annual incentive plan to qualify as tax deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the code).  The annual incentive plan will replace the performance-based compensation plan for our chief executive officer approved at our 2000 annual meeting of stockholders.

Our board believes that the annual incentive plan has been, and will continue to be, necessary because it enables us to attract, retain and motivate our executive officers and to align their interests with our stockholders.  A summary of the basic features of the annual incentive plan is set forth below.  This summary is subject to the specific provisions contained in the full text of the annual incentive plan attached as Annex B to this proxy statement.

Section 162(m) of the code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and the four most highly compensated executive officers other than the chief executive officer.  However, “qualified performance-based compensation” is not subject to the $1 million deduction limit.  Certain cash and/or stock-based bonuses payable to our executive officers may be intended to provide remuneration solely on account of the attainment of one or more pre-established, objective performance criteria under circumstances that satisfy the requirements of Section 162(m) and will be determined by the attainment of one or more performance goals based on one or more performance measures as determined by our compensation committee in conformity with Section 162(m).  In order to continue the Section 162(m) exemption, our stockholders will need to re-approve the terms of the performance-based awards once every five years, or sooner if the compensation committee changes the material terms from those already approved by our stockholders.

Performance goals are the goals considered by the compensation committee that can be based on the attainment of a combination of the following: EBITDA, earnings per share from continuing operations, internal growth, new product development and economic value added.  Such goals may be modified by the committee to include any of the following: operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the success of the company.  The compensation committee may modify the goals of any performance award so as to enhance the incentive.  However, the committee may not adjust upwards the amount payable pursuant to an award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the participant.

Purpose.  The purpose of the annual incentive plan is designed to attract, retain, and reward highly-qualified executives who are important to our success and to provide incentives relating directly to our financial performance and long-term growth.

Eligibility.  All executive officers and key employees as determined by the compensation committee are eligible to receive awards under the annual incentive plan.  Awards granted to certain covered employees, defined in the code as our chief executive officer and our other most highly compensated executive officers, that are in excess of $1 million per year will be deductible as performance-based compensation under Section 162(m), if approved by our stockholders at this annual meeting.  Awards paid to our chief executive officer under this annual incentive plan would include any amounts he is entitled to receive pursuant to his employment agreement, or 1.75% of EBITDA.

Administration.  The annual incentive plan will be administered by our compensation committee, each member of which is an “outside director” within the meaning of Section 162(m).  The compensation committee has the authority to interpret the annual incentive plan, to proscribe, amend and rescind rules and regulations relating to the annual incentive plan and to make all other determinations deemed necessary or advisable for the administration of the annual incentive plan.  The determinations of the compensation committee pursuant to its authority under the annual incentive plan will be conclusive and binding.

Summary of Material Terms.

Awards.  The compensation committee may make incentive awards to our executive officers with respect to each calendar year, subject to the terms and conditions set forth in the annual incentive plan.

Within 90 days after the commencement of each year, our compensation committee will, in writing, select the participants for the year and set the performance goals and target incentive awards for each participant for that year.

Award Payment and Reduction.  At the end of the year, the compensation committee will certify, in writing, prior to the payment of any incentive award, the attainment of the performance goals for the year.  Notwithstanding the attainment of the performance goals, the compensation committee will have the discretion to reduce or eliminate any award amount based on the performance of the company or the participant or such other factors as the committee determines in its discretion.  The compensation committee may not increase the amount of any incentive award or waive the achievement of the performance goals.

Payments under the annual incentive plan will be made within 75 days following the end of the year.  Payment of any award under the plan shall be made in cash or in stock or stock-based awards under our 2000 plan.

The compensation committee will have the right to allow participants to elect to defer up to 100% of their cash incentive award pursuant to our nonqualified deferred compensation plan, subject to the terms and conditions as the committee may determine.

Whenever payments are to be made under the annual incentive plan, we will withhold an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

The amount of the awards to be paid in the future pursuant to the annual incentive plan is dependent on our future profitability and is undeterminable.  In 2007, we paid approximately $1.525 million in annual incentive plan compensation to our executive officers based on EBITDA (before consideration of incentive compensation expense) of approximately $30.1 million.

Amendment and Termination.   The compensation committee, subject to the approval of the board where required, may alter, amend, suspend or terminate the annual incentive plan at any time.  However, any amendment to the annual incentive plan will be approved by our stockholders if approval is necessary for annual incentive awards to continue qualifying as performance-based compensation under Section 162(m).

Termination of Employment, Death or Disability.  A participant will have no right to any award under the annual incentive plan until that award is paid.  A participant must be employed by us on the date of payment of the award in order to receive such award, except in the case of death or disability of the employee in which case his or her award will be proportional to the service to the company during that year in which the death or disability occurred.

Certain Federal Income Tax Consequences.    All amounts paid pursuant to the annual incentive plan constitute taxable income to the employee when received. If a participant elects to defer a portion of the award, the participant may be entitled to defer the recognition of income.  However, the participant’s election to defer the payment of an incentive award must comply with Section 409A of the code and the regulations promulgated thereunder, including but not limited to the requirement that the election to defer payment is made before the first day of the taxable year during which the participant’s services are performed.  In the case of performance-based compensation that is based on a performance period of at least 12 months, an election to defer compensation may generally be made no later than the date that is six months before the end of the performance period, provided that the compensation is not substantially certain to be paid on or before the date of such election.  However, a participant may elect to defer the receipt of an award payable under the annual incentive plan with respect to the year in which he or she was first eligible to participate in any company-sponsored “account balance” plan as defined in the code, including the annual incentive plan, within 30 days after the date that the participant became eligible, and such election will be deemed to apply to an award paid for services performed subsequent to the election; provided, however, that the election applies only to the portion of the award equal to the total amount of the award for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Generally, and subject to Section 162(m), we will be entitled to a federal income tax deduction when amounts paid under the annual incentive plan are included in employee income. Subject to stockholder approval of the annual incentive plan, the failure of any aspect of the annual incentive plan to satisfy Section 162(m) will not void any action taken by the compensation committee under the annual incentive plan.

As stated above, the annual incentive plan is being submitted for stockholder approval at this annual meeting so that payments under the plan can qualify for deductibility by us under Section 162(m).  However, stockholder approval of the annual incentive plan is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under the plan to qualify for the performance-based compensation exemption under Section 162(m), and approval of the annual incentive plan by stockholders should not be viewed as a guarantee that all amounts paid under the plan will in practice be deductible by us.  Our compensation committee retains the discretion to pay awards outside the limits of Section 162(m).  In addition, this annual incentive plan is not exclusive and does not limit the authority of the compensation committee to adopt any other incentive arrangements as it deems desirable.

The foregoing is only a summary of the effect of federal income taxation upon employees and us with respect to amounts paid pursuant to the annual incentive plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of an employee’s death or the income tax laws of any municipality, state or foreign country in which an employee’s income or compensation may be taxable.

Vote Required

The affirmative vote of the holders of a majority of our Class A common stock present in person or represented by proxy at the annual meeting is required to approve the performance-based annual incentive plan.  The enclosed proxy will be voted FOR this proposal unless the proxy holders are otherwise instructed.

The board of directors recommends that you vote FOR the approval of the performance-based annual incentive plan for our executive officers for purposes of Section 162(m) of the code.

STRUCTURE AND PRACTICES OF
OUR BOARD OF DIRECTORS

The nomination of each of our director nominees to serve for a one year term was recommended by our nominating committee and approved by our board of directors.  Information about the nominees to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since
DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS
Andrew T. Berlin	47	Director	2002
Paul R. Bishop	64	Director	1993
Jack F. Kemp	72	Director	1999
Richard T. Marabito	44	Director Nominee	Nominee
Dan T. Moore, III	68	Director	1989
DIRECTORS TO BE ELECTED BY SERIES D PREFERRED STOCKHOLDERS*
Ronald E. Weinberg	66	Chairman of the Board, ChiefExecutive Officer and Director	1989
Norman C. Harbert	74	Chairman Emeritus of the Board,Founder and Director	1989
Byron S. Krantz	72	Secretary and Director	1989
___________________
*
Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of our directors as long as the Series D preferred stock is outstanding.  The holders of the Series D preferred stock have indicated to us that at the annual meeting they have determined to elect Mr. Weinberg, Mr. Harbert and Mr. Krantz who will hold office until their respective successors have been duly elected by the holders of the Series D preferred stock.  The holders of the Series D preferred stock have reserved their right to elect a majority of our board.

Ronald E. Weinberg is our chairman of the board and chief executive officer and has served as a director since March 1989.  Mr. Weinberg is a co-founder of Hawk and has served us in various senior executive capacities since 1989.  Mr. Weinberg has over 29 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing.  Mr. Weinberg is chairman of the board of trustees of Cleveland State University, of which he has served as a trustee since 2001, and has been a member of the board of directors of the U.S. Chamber of Commerce since 2002.

Norman C. Harbert is our chairman emeritus of the board and founder and has served as a director since March 1989.  He has also served us in various other capacities since 1989.  Mr. Harbert has over 46 years of manufacturing experience.

Byron S. Krantz has been our secretary and a director since March 1989.  Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since 1984.

Andrew T. Berlin has served as a director since October 2002.  Since 1989, Mr. Berlin has been the president and chief executive officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago.

Paul R. Bishop has served as a director since May 1993.  Mr. Bishop has served as chairman and chief executive officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977.  He is a director of DPL Inc., a regional energy company located in Dayton, Ohio, and its subsidiary, The Dayton Power and Light Company, a public utility that sells electricity to residential, commercial, industrial and governmental customers.

Richard T. Marabito is a director nominee.  He has served as chief financial officer of Olympic Steel, Inc., a publicly held U.S. steel service center, since 2000.  He joined Olympic Steel in 1994 as corporate controller and also served as treasurer from 1994 through 2002.  Mr. Marabito is a director of the Metal Service Center Institute and the chairman of its Foundation for Education and Research.  He is also a board member of the Make-A-Wish Foundation of Northeast Ohio.

Jack F. Kemp has served as a director since September 1999.  Mr. Kemp is chairman of Kemp Partners, a strategic consulting firm he founded in 2003.  From January 1993 until July 2004 he was co-director of Empower America, a Washington D.C. based public policy and advocacy organization he co-founded.  Mr. Kemp served as U.S. Secretary of Housing and Urban Development and represented New York for eighteen years in the United States House of Representatives.  In 1996, Mr. Kemp received the Republican Party’s nomination for vice president of the United States.  Mr. Kemp is also a director of Oracle Corporation, a computer software company and Six Flags, Inc., a regional theme park operator.

Dan T. Moore, III has served as a director since March 1989.  Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969.  He is also the founder and chairman of the Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc., Team Wendy, LLC, Coit Road Incubator and Impact Ceramics.  Mr. Moore is a director of Invacare Corporation, a manufacturer of health care equipment and Park-Ohio Holdings Corp., an industrial supply chain logistics and diversified manufacturing business.

Director Independence

Mr. Kemp is one of the managing partners of Kemp Partners LLC, a consulting firm that provided services to Hawk in 2007.  For these services, Kemp Partners received $90,000 and customary business travel and expense reimbursements from us in 2007.  Mr. Kemp’s son, James Kemp, is also a managing partner of Kemp Partners.  Based on the relatively small amount of fees paid to Kemp Partners, and the amount of these fees to which Mr. Kemp and his son would be entitled as managing partners of Kemp Partners, the board of directors, excluding Mr. Kemp, determined that the existence of the consulting agreement between Hawk and Kemp Partners would not interfere with the ability of Mr. Kemp to exercise independent judgment and Mr. Kemp is independent pursuant to applicable laws and regulations and the listing standards of Amex.

The board of directors further determined and confirmed that each of Mr. Berlin, Mr. Bishop, Mr. Marabito and Mr. Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Amex.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock.  Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.  Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in 2007.

Meetings of the Board of Directors

Our board of directors holds regular meetings each quarter and special meetings are held as necessary.  In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors.  The board of directors has access to management at all times.

Our independent directors normally meet in private session following each annual meeting, or as often as they deem necessary, without any directors who are also our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management.

The board of directors met four times in 2007.  All members of the board except Mr. Moore participated in at least 75% of all board of directors and applicable committee meetings in 2007.  We strongly encourage members of the board to attend the annual meeting.  All but one of our directors attended the 2007 annual meeting of stockholders held on May 30, 2007.

Director Compensation

In 2007, we paid each director who is not one of our employees, our legal counsel or an affiliate of one of our principal stockholders, an annual fee of $20,000 consisting of a cash payment of $10,000 and $10,000 in shares of our Class A common stock.  In addition, we paid each director who was not one of our employees, our legal counsel or an affiliate of one of our principal stockholders, $3,000 in cash for each board meeting that he attended and $500 in cash for each telephonic board meeting in which he participated.  We reimbursed all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging as necessary.  When committee meetings were held on the day of board meetings, we paid no additional consideration to the directors for committee participation. We paid $1,500 in cash for any in-person committee meeting and $1,000 in cash was paid for any telephonic committee meeting that was held on a day other than a day on which a board meeting was held.

The following table summarizes information with respect to the compensation paid to our directors who are not also executive officers during the year ended December 31, 2007.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Andrew T. Berlin	27,500	9,996	—	37,496
Paul R. Bishop	29,000	9,996	—	38,996
Norman C. Harbert	—	—	906,539(2)	906,539(2)
Jack F. Kemp	19,500	9,996	90,000(3)	119,496
Byron S. Krantz(4)	—	—	—	—
Dan T. Moore, III	19,500	9,996	—	29,496

______________
(1) Each independent director was awarded 936 shares of our Class A common stock.  Amounts reflect the number of shares issued using the closing market price on the date prior to the date of issuance to fulfill the annual fee paid to directors in shares of our Class A common stock.

(2) Mr. Harbert entered into a Senior Advisor Agreement with us effective June 1, 2005 whereby Mr. Harbert is employed by us as a senior advisor.  “All Other Compensation” for Mr. Harbert includes the following payments for services as our senior advisor, retirement benefits and personal benefits:
•	$404,214 – services as our senior advisor,
•	$250,000 – bonus,
•	$53,163 – premiums paid by Hawk for split dollar life insurance coverage, which premiums will be recovered by us in the future when the insurance policy becomes payable,
•	$73,956 – in-service distribution from Mr. Harbert’s pension plan,
•	$2,250 – pension transition contribution as a result of the freeze of our pension plan,
•	$13,800 – company contributions to the 401(k) plan, and
•
Personal benefits including $9,593 – reimbursement of medical expenses under company insurance plans, $31,237 – car allowance and related automobile services, $11,014 – taxes payable by Mr. Harbert and reimbursed by Hawk on medical expenses under company insurance plans and car allowance and related services, $21,193 – organization membership dues, $15,000 – tax preparation services and $21,119 – personal use of a leased company aircraft.

(3) Amount reflects $90,000 paid to Kemp Partners LLC, a consulting firm of which Mr. Kemp is a managing partner, for consulting services provided to Hawk (excluding customary business travel and expense reimbursements).

(4) Mr. Krantz is a partner of our legal counsel, to whom we paid legal fees in 2007.  Please see “Certain Relationships and Related Transactions” on page 35 for additional information.

Committees of the Board of Directors

Executive Committee.  The executive committee consists of Mr. Weinberg, Mr. Harbert and Mr. Krantz.  During the intervals between meetings of the board of directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the board from time to time.  The executive committee possesses and may exercise all the powers of the board while the board is not in session, except the power to:

•	elect any director or elect or remove any member of the executive committee,

•	change the number of members of the executive committee,

•	declare any dividend or authorize any distribution on any shares of capital stock, or

•	amend the bylaws.

All actions taken by the executive committee are reported to the board of directors at the following regularly scheduled meeting.  The executive committee did not meet in 2007, but acted by written consent twice.

Compensation Committee.  A description of our compensation committee is contained in the compensation committee report on page 32.

Nominating Committee.  Our nominating committee, composed of Mr. Bishop and Mr. Kemp, is responsible for identifying individuals qualified to become board members and making recommendations to the board of directors on candidates for election to the board.  The nominating committee will review any nominees recommended to it by stockholders in writing and sent to our secretary.  A written recommendation must be timely delivered to us as described in “Stockholder Proposals and Director Nominations” beginning on page 35.  No stockholder recommendations were received relating to this year’s election.

In March 2008, the committee recommended to the board that incumbent directors Mr. Berlin, Mr. Bishop, Mr. Kemp and Mr. Moore be re-nominated to serve as directors and that Richard T. Marabito be nominated to serve as a director at the 2008 annual meeting of stockholders.  The committee determined that the board is well served by its existing members who have made a substantial contribution to our business during their tenure as directors and are active, involved and knowledgeable about our company, its executive officers and key employees.  The committee also recommended that Mr. Marabito be nominated to add an independent director to our board.

The board of directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of Amex.  The nominating committee’s charter is available on our website at www.hawkcorp.com.  The nominating committee did not meet in 2007 but acted once by written consent.

Audit Committee.  A description of the audit committee is contained in the audit committee report beginning on page 17.

Nomination of Candidates for Director

To the extent there are any vacancies on the board or should the nominating committee determine not to re-nominate an incumbent director for election to the board, the nominating committee will consider individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals.  The nominating committee will be advised of all nominations that are submitted to us and will determine whether it will further consider the candidates using the criteria described below.

In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk.  These factors may include:

•	judgment,

•	skill,

•	integrity,

•	experience with businesses and other organizations of comparable size,

•	the interplay of the candidate’s experience with the experience of other board members, and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.

During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend board or committee meetings and other relevant reasons.  The nominating committee will then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration.  Next, the nominating committee will discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the board of directors for nomination.

After the nominating committee has completed its evaluation, it must present its recommendation to the full board for its consideration and approval.  In presenting its recommendation, the nominating committee may also report on other candidates who were considered but not selected.

A stockholder who wishes to nominate an individual for election as a director at the annual meeting must give us advance written notice and provide specified information as described in “Stockholder Proposals and Director Nominations” beginning on page 35.

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director, should send the communication to:

Hawk Corporation
Board of Directors [or committee name or director’s name, as appropriate]
200 Public Square, Suite 1500
Cleveland, Ohio 44114

We will forward all stockholder correspondence about Hawk unopened to the board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer.  This Code of Business Conduct and Ethics is available on our website at www.hawkcorp.com.  Any amendments or waivers to the Code of Business Conduct and Ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices.  A copy of the audit committee charter is available on our website at www.hawkcorp.com. The audit committee is directly responsible for the appointment of Hawk’s independent registered public accounting firm and is charged with reviewing and approving all services performed for Hawk by the independent accounting firm and for reviewing the accounting firm’s fees.  The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Hawk in order to assess the accounting firm’s independence, and monitors compliance with Hawk’s policy regarding non-audit services, if any, rendered by the independent accounting firm.  In addition, the audit committee ensures the regular rotation of the lead audit partner.  The audit committee reviews management’s programs to monitor compliance with Hawk’s policies on business ethics and risk management.  The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees.  The audit committee also serves as our qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act.

The audit committee, comprised of Mr. Berlin, Mr. Bishop and Mr. Moore, met eight times and acted by written consent once in 2007.  The audit committee’s current composition satisfies the regulations of Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in the Amex listing standards.  Mr. Berlin, Mr. Bishop and Mr. Moore are “audit committee financial experts” under applicable SEC rules by acquiring the necessary attributes through their experience in operating companies and overseeing and assessing the performance of such companies with respect to the preparation, auditing or evaluation of financial statements.  No member of the audit committee is a certified public accountant or has been a principal financial officer of a company.  In addition, Mr. Berlin, Mr. Bishop and Mr. Moore are deemed to be “financially sophisticated” audit committee members under applicable Amex rules.  The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure.  The firm of Ernst & Young LLP, our independent registered public accounting firm for 2007, is responsible for expressing opinions on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting.  In addition, Ernst & Young has expressed its own opinion on the effectiveness of our internal control over financial reporting.  In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our consolidated audited financial statements with management and Ernst & Young, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s evaluation of our internal control over financial reporting.

The audit committee also discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  The audit committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the conformity of our consolidated audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements.  Also, the committee discussed the results of the annual audit and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accounting firm any relationships that may impact its objectivity and independence.  In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In addition, in discharging the audit committee’s duties as our qualified legal compliance committee, the audit committee is responsible for the oversight of independent counsel representing Hawk in connection with the formal investigation that relates to the informal inquiry commenced by the SEC.  As previously disclosed, the investigation concerns activity from June 2006 to the present involving (1) Hawk’s preparations for compliance with Section 404, (2) the maintenance and evaluation of the effectiveness by Hawk of disclosure controls and procedures and internal controls over financial reporting, (3) transactions in Hawk’s common stock by a stockholder that is not affiliated with Hawk, including the impact of those transactions when Hawk would be required to comply with Section 404, (4) the calculation of the amount of Hawk common stock held by non-affiliates and the effect of the calculation when Hawk would be required to comply with Section 404, (5) communications between Hawk and third parties regarding Section 404 compliance and (6) Hawk’s periodic disclosure requirements related to the foregoing.  We cooperated fully with the informal inquiry and continue to cooperate fully with the formal investigation by the SEC.

In reliance upon (1) the audit committee’s reviews and discussions with management and Ernst & Young, (2) management’s assessment of the effectiveness of our internal control over financial reporting, (3) Ernst & Young’s opinion on the effectiveness of our internal control over financial reporting, and (4) the receipt of an opinion from Ernst & Young, dated March 14, 2008, stating that the company’s 2007 financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee

Andrew T. Berlin
Paul R. Bishop
Dan T. Moore, III

Principal Accounting Firm Fees

The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2007 and December 31, 2006 by our independent registered public accounting firm, Ernst & Young LLP.

	2007	2006
Audit Fees	$684,852	$562,250
Audit-Related Fees	10,816	117,750
Tax Fees	90,074	94,700
All Other Fees	115,398	-0-
Total	$901,140	$774,700

Audit Fees. These fees are for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, services that are typically rendered in connection with statutory and regulatory filings or engagements, and all cost and expenses in connection with the above.

Audit-Related Fees. These fees are for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.  These services included general assistance with implementation of SEC rules or listing standards pursuant to the Sarbanes-Oxley Act.  These fees also include an audit of our precision components division as a stand alone entity in connection with the sale of the division in February 2007.

Tax Fees. These are fees for professional services rendered by Ernst & Young with respect to tax compliance and assistance with state, foreign and expatriate tax compliance matters.  These services include the review of tax returns and tax assistance in foreign jurisdictions and assistance analyzing the tax implications of the sale of our precision components division.

All Other Fees. In 2007, these fees included a review of our registration statement on Form S-8 relating to our deferred compensation plan, contract review, and fees in connection with the SEC investigation. There were no fees billed by Ernst & Young for other services not described above for the fiscal year ended December 31, 2006.

The audit committee pre-approved all services performed by Ernst & Young and authorized us to pay the fees billed to us by Ernst & Young in 2007 and 2006.  Representatives of Ernst & Young will attend the annual meeting to answer appropriate questions and make statements if they desire.  At a later date, the audit committee will recommend and the board of directors will appoint an independent registered public accounting firm to audit our financial statements for 2008.  The audit committee will review the scope of any such audit and other assignments given to the accounting firm to assess whether such assignments would affect its independence.

EXECUTIVE OFFICERS

Name	Age	Position
Ronald E. Weinberg*	66	Chairman of the Board, Chief Executive Officer and Director
B. Christopher DiSantis	37	President and Chief Operating Officer
Thomas A. Gilbride	54	Vice President – Finance and Treasurer
Joseph J. Levanduski	45	Vice President – Chief Financial Officer and Director of Corporate Development
______________
* Biographical information for Mr. Weinberg can be found under “Board of Directors.”

B. Christopher DiSantis was named our president and chief operating officer in March 2008.  He continues to serve as president of our Wellman Products Group and Hawk Racing Group, positions he has held since May 2006.  From 2002 until 2006, Mr. DiSantis served as president of two of Hawk’s operating groups:  Hawk Motors, which manufactured electrical motor components, and Hawk Precision Components, which manufactured powder metal parts.  Both divisions were subsequently sold.  Mr. DiSantis joined Hawk in 2000 as vice president of corporate development.

Thomas A. Gilbride has served as our vice president — finance and treasurer since January 1993.  Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.

Joseph J. Levanduski has served as our vice president – chief financial officer since May 2003 and director of corporate development since June 2006.  In addition, Mr. Levanduski provided managerial oversight for our Tex Racing business unit, a component of Hawk Racing Group, from 2002 through 2004.  Prior to becoming vice president – CFO, Mr. Levanduski served as our vice president – controller from May 2000 to May 2003 and our controller from April 1997 to May 2000.  Prior to April 1997, Mr. Levanduski served as controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Co. and S.K. Wellman Corp.  Mr. Levanduski is a director and chairman of the audit committee of Robin Industries, Inc., a privately-held manufacturer of molded rubber components.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of our executive compensation program, including the philosophy and objectives of the program, the policies underlying the program, the types of compensation provided by the program and how we determined the compensation paid to each executive officer.

Compensation Philosophy and Objectives

Our executive compensation philosophy seeks to align executive compensation with our desired business direction, strategy and performance which includes achieving goals, embracing core values and building a company whose products, brands and reputation uphold a high standard of excellence.  The primary objectives of the compensation program for our executive officers are to:

•	provide competitive levels of compensation in order to attract and retain highly qualified executives,

•	link executive officers’ goals with the financial interests of our stockholders,

•	emphasize variable compensation that is tied to the creation of long-term stockholder value, and

•	support our business plans and long-term goals.

To achieve our objectives, we have designed an executive compensation program that follows the philosophy that executive compensation should relate to the financial performance of Hawk combined with an executive’s success in achieving certain goals.   Our compensation program is also designed to reward individual contributions to Hawk.  The total compensation for each of our executive officers includes annual incentive compensation that is based on these factors and long-term incentives.

Our success depends on the leadership, skills and experience of our executive officers.  In order to attract and retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation.  A primary goal of the compensation program is maintaining total compensation on a basis consistent with similar companies that achieve similar earnings before EBITDA margins, as well as other strategic and performance characteristics including the market value of officers with similar skills, breadth of experience and talent levels.  We also consider the rate of inflation, corporate budgetary constraints and individual performance.  The committee may, if it deems it appropriate, utilize independent national consulting services and review executive compensation of similar companies to determine appropriate levels of compensation.  In 2007, the committee did not utilize any third party in connection with the compensation of our executive officers.

Role of Executive Officers in Our Compensation Program

Our compensation committee has primary responsibility for the design and implementation of our executive compensation program.  The committee directly determines the compensation for Mr. Weinberg, our chairman and chief executive officer.  The compensation committee, with input and recommendations from Mr. Weinberg, reviews and approves recommendations of equity awards to our other executive officers.  Mr. Weinberg annually reviews the performance of our other executive officers.  The conclusions reached and recommendations of base salary and cash awards based on these reviews are presented to the compensation committee.  The compensation committee can exercise its discretion in modifying any recommendations or stock or cash awards to executive officers.

Elements of Our Compensation Program

We subscribe to a total compensation program composed of three primary elements:

•	base salary,

•	annual incentives, and

•	long term incentives.

Base Salary

The committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable.  In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg and determines his base salary.  The committee also reviews the recommendations of Mr. Weinberg regarding the compensation for the other executive officers and approves their base salaries.  The committee generally considers executive officers’ historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors.  We have not found it practicable, nor have we attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers.

The base salary earned in 2007 by our executive officers was determined as described above.  Mr. Weinberg’s salary was $646,933 in 2007, an increase of 15% over 2006.  Mr. Weinberg’s salary was increased based on a qualitative assessment of Mr. Weinberg’s expected contributions, his role, and our business needs.  Mr. DiSantis’ salary was $322,475 in 2007, an increase of 23% over 2006.  His salary was increased due to increased responsibilities as president of our Wellman products group and the committee’s review of his contributions and his role at the company.  Mr. Levanduski’s salary was $287,750 in 2007, an increase of 14% over 2006.  His salary was increased based on his contributions and role at the company.  Mr. Gilbride’s salary was $192,730 in 2007, an increase of 6%, based on his contributions and role at the company.

Annual Incentive Compensation Plan

Since our formation, we have provided a significant portion of total compensation for our employees, including our executive officers, in the form of incentive compensation based on our performance and success.  We believe that annual incentive compensation for executive officers fulfills the philosophy and objectives of our compensation program by:

•	encouraging executives to attain and maintain the highest standards of performance,

•	attracting and retaining executive officers of outstanding competence and ability,

•	stimulating the active interest of executive officers in the development and financial success of Hawk,

•	rewarding executive officers for outstanding performance when certain objectives are achieved.

The compensation program is structured to include annual incentive compensation based in part on our EBITDA.  The committee believes that the performance-based incentive program has been crucial in attracting and retaining high caliber executives necessary for the successful conduct of our business.  In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives.  While continuing to use EBITDA as the basis for annual incentive compensation, the committee also utilizes additional individual subjective performance standards for executive officers.

An executive officer’s opportunity to earn incentive compensation is based on a base target calibrated from the executive officer’s base salary.  The actual award of incentive compensation is derived from a modification either up or down based on the overall objectives and philosophy of compensation as described in this section.  The base targets for all of our executive officers are determined in the early part of the year simultaneously with the establishment of our annual operating plan.  The amount of incentive compensation is also influenced by a review and assessment of each executive officer’s individual performance related to specific goals and incentives.  In this way, incentive compensation fulfills our compensation objectives of supporting our business plan and annual goals and generating and rewarding superior individual performance.

Total annual incentive compensation for all employees, including executive officers, was based on achievement of a target EBITBA for 2007.  Under his employment agreement, Mr. Weinberg is entitled to receive, from the total incentive compensation pool available to executives, 1.75% of total consolidated EBITDA, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee.  The compensation committee awarded Mr. Weinberg approximately 2.9% of total consolidated EBITDA, as adjusted, for 2007 and the other named executive officers in the aggregate 1.5% of total consolidated EBITDA, as adjusted, for 2007.  Mr. Weinberg received incentive compensation in excess of the base amount of 1.75% of total EBITDA required pursuant to his employment agreement because the compensation committee believed that Mr. Weinberg played a vital role in our results in 2007, including record sales from continuing operations.  Similar to Mr. Weinberg, Mr. DiSantis received incentive compensation in excess of his base target because of his contributions to our 2007 results, including the improved operating effectiveness at our Tulsa facility, as well as his expanding role and responsibilities at Hawk.  This incentive compensation was paid in cash.

2007 Annual Incentive Plan Payouts
Name	Target	Incentive Award	Sale of Precision Components Bonus *	Total
Ronald E. Weinberg	$526,995	$875,000	$50,000	$925,000
B. Christopher DiSantis	$120,000	$250,000	$70,000	$320,000
Joseph J. Levanduski	$110,000	$120,000	$70,000	$190,000
Thomas A. Gilbride	$70,000	$75,000	$15,000	$90,000

* Our compensation committee approved one-time bonuses to our executive officers in connection with their contributions to the successful sale of our precision components segment in February 2007.

With respect to the 2008 fiscal year, the target awards for our executive officers were approved by the compensation committee and are set forth in the following table.  The targets were derived from our 2008 business plan and are based on a percentage of our 2008 EBITDA for Mr. Weinberg and a percentage of salary for the other executive officers.

2008 Annual Incentive Plan Targets
Name	Target
Ronald E. Weinberg	*
B. Christopher DiSantis	$140,000
Joseph J. Levanduski	$120,000
Thomas A. Gilbride	$75,250

* Per Mr. Weinberg’s employment agreement, he is entitled to at least 1.75% of EBITDA.

Long-Term Incentives

Long-term incentives are awarded in an effort to:

•	attract and retain executive officers of outstanding ability,

•	motivate our executive officers, by means of performance-related incentives, to achieve longer-range performance goals,

•	enable our executive officers to participate in our long-term growth and financial success, and

•	establish a direct link between the financial interests of our executive officers and the creation of long-term value for our stockholders.

We have adopted (1) the 1997 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options, (2) the 2000 Long Term Incentive Plan, which allows for the issuance of stock options, stock appreciation rights (SARs), restricted stock and performance-based awards, and (3) the nonqualified deferred compensation plan, which allows for company discretionary contributions. The compensation committee (or the board of directors as a whole), in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award.  In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations.  Our executive officers are generally eligible to receive stock options at the discretion of the compensation committee (or the board of directors as a whole).

All grants of options under the 1997 plan and the 2000 plan prior to 2007 were made with an exercise price equal to the closing price on the day before the grant.  Grants made in 2007 and thereafter were made with an exercise price equal to the closing price on the date of grant. The options vest ratably over various periods.  The committee believes that this procedure ties the compensation value of these stock options directly to our long-term performance as measured by its future return to our stockholders.

1997 Stock Option Plan

Our 1997 Stock Option Plan provides for the grant of stock options to officers and other key employees.  An aggregate of 700,000 shares of our Class A common stock were reserved for issuance pursuant to the 1997 plan.  The 1997 plan is administered by our compensation committee, which is responsible for designating individuals to whom options are to be granted and determining the terms and conditions of grants.  In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant.  Options granted under the 1997 plan generally have a term of ten years.  Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk.  The 1997 plan terminates on May 8, 2008.  Options outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date.  Options to purchase 2,875 shares of our Class A common stock were granted in 2007 under the 1997 plan to employees who are not executive officers.  As of the record date, no shares remain available for future grants.

2000 Long Term Incentive Plan

Our 2000 Long Term Incentive Plan provides for the grant of stock options, SARs, restricted stock awards and performance-based awards.  An aggregate of 700,000 shares of our Class A common stock were reserved for issuance pursuant to the 2000 plan.  All of our employees are eligible to receive grants pursuant to the 2000 plan.  The 2000 plan is administered by our compensation committee, which is responsible for designating individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of grants.  In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant.  Options granted under the 2000 plan generally have a term of ten years.  Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk.  The 2000 plan terminates on May 15, 2010.  Awards outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date.  Options to purchase 35,000 shares of our Class A common stock were granted in 2007 under the 2000 plan to Mr. DiSantis (30,000) and Mr. Gilbride (5,000) to further recognize their efforts on behalf of the company in 2007 and align their interests with our stockholders. In addition, options to purchase 22,000 shares of Class A common stock were granted in 2007 under the 2000 plan to employees who were not executive officers. As of the record date, 43,483 shares remain available for future grants.  In this proxy statement, we are asking for approval of amendments to and the restatement of the 2000 plan to extend it until 2018 and to increase the number of shares reserved for issuance under the plan by 615,000 shares of our Class A common stock.  See Proposal Two for more information.

Nonqualified Deferred Compensation Plan

We have adopted a nonqualified deferred compensation plan which was effective June 1, 2007.  Under the plan, Hawk’s executive officers and other eligible employees can elect to voluntarily defer up to 75% of their base salary and up to 100% of their bonus.  The plan also provides for a company discretionary contribution.  All company discretionary contribution amounts are subject to three year graded vesting and will be invested as directed by the participant.  In 2007, the compensation committee approved discretionary contributions to our executive officers as follows:  $80,000 for Mr. DiSantis and $60,000 for each of Mr. Levanduski and Mr. Gilbride.

Investments are allocated to funds of the participant’s choosing.  Participant account balances appreciate or depreciate in value based on the actual performance of the investment allocations chosen by participants.  Once deferrals and any discretionary company contributions are credited to the plan, the amounts can be transferred to other investment alternatives within the plan at the participant’s discretion.  At the time of enrollment, participants elect distribution dates.  Participants may elect to receive this account balance in a lump sum payment or in annual installments, not to exceed five years from the valuation date.

Upon the occurrence of a change in control (as defined in the plan), amounts from a participant’s account will be distributed to the participant as soon as practicable.  All account balances are payable upon death, disability, or six months after the participant ceases to be employed by Hawk.

Benefit Plans

One of our subsidiaries, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees.  We froze the plan effective May 31, 2006 to streamline the benefits available to all our employees, as well as to provide future cost savings to Hawk.  The plan provides participating employees with retirement benefits at normal retirement age, defined in the plan as age 65, calculated based on years of service through May 31, 2006 and the highest consecutive three-year salary of each eligible participant during the last six-year period as of December 31, 2005.  Active employees may begin receiving their benefits when their age (minimum age requirement of 55) and credited years of service together equal 80 even while they are still employed by us.  As of May 31, 2006, as a result of the freeze, all eligible participants became 100% vested in their benefits even if they had not earned the required years of service to become fully vested.

As a result of the freeze of the plan, we have made two and will make one additional annual transition contribution consisting of 1% of annual compensation of employees who were members of the plan prior to the freeze beginning with the year 2006 through the year 2008.  The transition contribution for 2007 was $104,917.

The annual benefit payable at normal retirement age for each named executive officer is as follows:  Mr. Weinberg – $90,479, Mr. DiSantis – $13,932, Mr. Gilbride – $45,850 and Mr. Levanduski – $29,200.  Mr. Weinberg began receiving his annual benefit under the pension plan on October 1, 2006.

We maintain a tax-qualified plan under Section 401(k) of the Internal Revenue Code that covers substantially all of our U.S. employees.  The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% of employee compensation and a discretionary profit sharing contribution allocated to each employee based on compensation.  In 2007, the plan also provided a company matching contribution of 50% of up to 6% of employee compensation contributed to the plan up to limits established by the IRS.  Effective January 1, 2008, the company matching contribution has been increased to 75% of up to 6% of employee compensation contributed to the plan up to IRS established limits. Profit sharing contributions to the plan are approved by our compensation committee based on our annual financial performance.  Upon approval of the total amount of the profit sharing contribution, individual allocations, including those to our named executive officers, are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by federal law.  Based on our performance in 2007, we made a total discretionary contribution of $595,000.  In addition, we made $487,000 in matching contributions to the plan.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other salaried employees. In addition, our executive medical plan provides for the payment of all medical, dental and vision expenses not covered under the group medical plan.  The payments include all employee co-payments, payments in excess of the 80% covered under the group medical plan and general medical expenses not covered under the group medical plan.  Certain of our executive officers receive other perquisites, including payment of organization membership dues, limited use of a leased corporate aircraft based on the incremental cost to us and car allowance and related automobile expenses.

Employment Agreements

We have entered into employment agreements with Mr. Weinberg, Mr. DiSantis and Mr. Levanduski because we believe that it is important to secure the leadership of these key management individuals.

Mr. Weinberg.  Pursuant to his employment agreement, as amended, Mr. Weinberg has agreed to serve as our chairman of the board and chief executive officer through June 2012.  Mr. Weinberg typically receives a base salary and an annual bonus.  Mr. Weinberg’s base salary may be increased by the compensation committee, and his annual bonus is equal to 1.75% of our EBITDA, except as otherwise may be determined by the compensation committee.

If Mr. Weinberg becomes mentally or physically disabled during the term of his employment agreement, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability.  We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred.  Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s life in an annual amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of his average annual bonus for the three consecutive years of employment preceding the disability.  The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan, which has been frozen.

If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide health care benefits to Mr. Weinberg’s surviving spouse.  If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

Pursuant to his employment agreement, Mr. Weinberg is required to devote such time and effort to our business and affairs as is necessary to discharge his duties.  Mr. Weinberg may not engage in any competitive business while employed by us and for a period of two years thereafter.

In January 1998, we entered into a split dollar life insurance agreement with Mr. Weinberg pursuant to which we purchased a life insurance policy on the life of Mr. Weinberg in the face amount of $3.8 million.  Under the terms of this split dollar agreement, we pay the annual premium of the insurance policy in the amount of $58,586 for Mr. Weinberg’s policy, and we will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.  The remaining proceeds of the policy will be paid to beneficiaries designated by Mr. Weinberg.  The split dollar agreement will terminate upon the occurrence of any of the following events:

•	total cessation of our business,

•	our bankruptcy, receivership or dissolution, or

•	the termination of Mr. Weinberg’s employment by us (other than for reason of his death or mental or physical disability).

Upon the termination of the split dollar agreement, Mr. Weinberg will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

Mr. DiSantis.  Mr. DiSantis entered into an employment agreement with us in August 2006, and amended in November 2006, pursuant to which he will be employed as president of our Wellman Products Group subsidiary for an initial term of five years.  The term may be extended for additional one year periods.  In March 2008, Mr. DiSantis was promoted to president and chief operating officer of Hawk, retaining his title as president of Wellman Products.  Mr. DiSantis receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our compensation committee based on the recommendation of our chief executive officer.  Mr. DiSantis is also eligible to participate in the standard employee benefit programs offered by us and our long term incentive plans.  If the employment agreement is terminated by us for any other reason than misconduct by Mr. DiSantis, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination.  If Mr. DiSantis becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If he dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.

During Mr. DiSantis’ employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.

In connection with his employment agreement, Mr. DiSantis entered into a change in control agreement.  If Mr. DiSantis is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.

Mr. Levanduski. Mr. Levanduski entered into an employment agreement with us in August 2006 and amended in November 2006, pursuant to which he will continue to be employed by Hawk as chief financial officer for an initial term of five years.  The term may be extended for additional one year periods. Mr. Levanduski receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our compensation committee, based on the recommendation of chief executive officer. Mr. Levanduski is also eligible to participate in the standard employee benefit programs offered by us and our long term incentive plans.  If the employment agreement is terminated by us for any other reason than misconduct by Mr. Levanduski, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination.  If Mr. Levanduski becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If Mr. Levanduski dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.

During Mr. Levanduski’s employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.

In connection with his employment agreement, Mr. Levanduski entered into a change in control agreement.  If Mr. Levanduski is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.

Change in Control Agreements

In August 2006, Mr. DiSantis, Mr. Gilbride and Mr. Levanduski each entered into our executive officer change in control agreement which provides severance benefits if the executive officer’s employment is terminated following a change of control, as defined in the agreement.  These change in control agreements are meant to induce the continued employment of our executive officers and to enhance their loyalty and performance by providing them with compensation and benefits in the event a change in control of Hawk occurs.

These severance benefits will only be paid if the termination of employment occurs within three years following a change in control and the termination was a qualifying termination, as defined in each agreement.  If these conditions are met, each executive officer will be entitled to receive severance payments based on the prior two year average of each executive’s base salary and bonus paid multiplied by 2.99 and medical benefits for a period of three years.  In addition, vesting of the executive’s outstanding equity awards will be accelerated.  The agreement precludes the executive officer from competing with us, as an employee or otherwise, for a period of one year following the termination of employment, however caused.

Stock Ownership Guidelines

We have no formal guidelines on stock ownership by our executive officers.  However, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options or through direct market purchases to maintain or to establish a significant level of direct stock ownership.

Accounting and Tax Considerations

In designing our compensation program, we take into consideration the accounting and tax effect that each element will or may have on Hawk and our executive officers.

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction for compensation expense in excess of $1 million paid to certain executive officers.  However, “qualified performance-based compensation” may be excluded from the limit if approved by our stockholders.  The committee attempts, to the extent practicable, to structure a significant portion of our executive officers’ compensation as “performance-based.”

Section 409A of the Internal Revenue Code relates to accounting treatment for deferred compensation.  We have reviewed our nonqualified deferred compensation plan in our compensation program and we believe that it is compliant with Section 409A.

Effective January 1, 2006, in accordance with SFAS No. 123(R), “Share-Based Payment” (FAS 123R), we began to record compensation expense under the “fair-value-based” method of accounting for stock options granted to employees and directors. We adopted FAS 123(R) using the “modified prospective application.” The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption.

SUMMARY COMPENSATION

The following summary compensation table below summarizes the compensation paid by us to our chief executive officer, chief financial officer and our most highly compensated executive officers.  The table includes some types of compensation, such as unvested option awards, that are contingent in nature and the amount listed for such types of compensation are based solely on estimates and/or valuation under accounting rules, as further explained in the footnotes following the table. Accordingly, the executives officers listed in the table may never receive the value of certain items included under the “total” column, or the amounts received may differ significantly from the amount listed in the table.  Therefore, the summary compensation table should be read in conjunction with the other tables below and compensation discussion and analysis preceding the tables.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Ronald E. Weinberg, Chairman of the Board and Chief Executive Officer	2007	646,933	50,000	—	875,000	—	368,176	1,940,109
	2006	561,190	—	—	450,000	—	180,390	1,191,580
B. Christopher DiSantis, President and Chief Operating Officer	2007	322,475	70,000	286,661	250,000	1,391	109,570	1,040,097
	2006	262,999	70,000	54,019	125,000	—	40,888	552,906
Joseph J. Levanduski, Vice President — Chief Financial Officer and Director of Corporate Development	2007	287,751	70,000	14,363	120,000	157	116,849	609,120
	2006	252,873	—	22,094	60,000	—	70,708	405,675
Thomas A. Gilbride, Vice President —Finance and Treasurer	2007	183,646	15,000	24,318	75,000	—	110,087	417,135
	2006	181,425	—	17,493	65,000	—	69,990	333,908

______________
(1) Amounts represent the FAS 123R compensation expense recognized on outstanding stock option awards.  The compensation expense is spread over the vesting period on outstanding stock option awards made during 2007, 2006 and in prior years.  The grant date fair value of stock option awards granted during 2007 is reported in the “Grants of Plan-Based Awards” table.  We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards.  The assumptions used in the model were (1) expected life of 5.6 years for 2007 and 5.7 years for 2006 for each option, (2) dividend yield of 0.0%, (3) expected stock price volatility of 87.2% for 2007 and 89.2% for 2006, and (4) a risk-free rate of return of 5.0%.

(2) With respect to pension benefits, amounts were negative in 2006 due to the freeze of the Friction Products Co. Pension Plan, effective May 31, 2006, as follows: Mr. Weinberg – ($4,771), Mr. DiSantis – ($156,068), Mr. Levanduski – ($114,800) and Mr. Gilbride – ($74,150).  In addition, because of the freeze of the pension benefit plan, values did not change in 2007.  The 2007 amounts only reflect earnings with respect to nonqualified deferred compensation plan earnings, which plan was established in June 2007.

(3) The following “All Other Compensation” table details all other compensation shown in the “Summary Compensation” table for our most highly compensated officers.  In addition to the information in the table, “All Other Compensation” includes, for Mr. Weinberg in 2007 and 2006 part-time administrative support for personal financial matters.

All Other Compensation
	Year	Discretion-ary Contribu-tion(1) ($)	Medical Expenses under Executive Insurance Plan ($)	Company Contribu-tions to 401(k) Plan(2) ($)	Insurance Policy Coverage Premiums (3) ($)	Organiza- tion Member-ship Dues ($)	Personal Use of Company Aircraft(4) ($)	Car Allowance and Related Services ($)	Payment of Taxes(5) ($)
Ronald E. Weinberg	2007	2,250	65,676	13,800	60,586	24,475	101,364	25,588	47,864
	2006	2,200	11,240	9,225	58,586	44,823	29,559	23,054	—
B. Christopher DiSantis	2007	82,250	2,649	13,800	—	—	—	8,409	2,462
	2006	24,200	4,681	5,523	—	—	—	6,484	—
Joseph J. Levanduski	2007	62,250	17,581	13,800	—	2,766	—	8,442	12,010
	2006	24,200	27,172	8,937	—	2,689	—	7,710	—
Thomas A. Gilbride	2007	62,250	11,423	13,800	10,071	643	—	2,816	9,084
	2006	21,824	29,733	7,365	8,166	505	—	2,397	—

______________
(1) Includes (1) a nonqualified plan contribution in 2007 of $80,000 for Mr. DiSantis and $60,000 for each of Mr. Levanduski and Mr. Gilbride and in 2006 of $22,000 for each of Mr. DiSantis and Mr. Levanduski and $20,000 for Mr. Gilbride and, (2) a pension transition contribution as a result of the freeze of the pension plan of $2,250 in 2007 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride and in 2006 of $2,200 for each of Mr. Weinberg, Mr. DiSantis and Mr. Levanduski and $1,824 for Mr. Gilbride.

(2) Includes (1) discretionary contribution in 2007 of $7,050 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride and in 2006 of $5,187 for each of Mr. Weinberg, Mr. DiSantis and Mr. Levanduski and $4,059 for Mr. Gilbride, and (2) employee matching contribution in 2007 of $6,750 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride and in 2006 of $4,038 for Mr. Weinberg, $336 for Mr. DiSantis, $3,750 for Mr. Levanduski and $3,306 for Mr. Gilbride.

(3) Represents the premiums that were paid by us in 2007 and 2006 for certain life and disability insurance coverage, which premiums will be recovered by us in the future when the insurance policies mature.  With respect to Mr. Weinberg, it includes $58,586 in annual premium for the split dollar life insurance agreement as described on pages 24 and 25.

(4) The calculation on personal use of company leased aircraft is based on the variable operating cost to us, which is calculated by multiplying the aircraft’s hourly variable operating costs by a trip’s flight time, plus federal excise taxes and passenger segment fees (based on the number of passengers on the flight) for each personal flight.  Fixed costs that do not vary based upon usage are not included in the calculation of the variable operating costs as these costs do not vary based on usage.  On certain occasions a spouse or other family member may accompany one of our executives on a flight.  No additional variable operating cost is incurred in such situations under the above calculation as these costs would not be incremental.  Our aircraft usage policy encourages the use of company leased aircraft for the travel needs of Mr. Weinberg, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and our business and to enhance his personal security.

(5) Represents taxes payable by the executive officer and reimbursed by us on medical expenses under our executive insurance plan and car allowance and related services.

Grants of Plan-Based Awards in 2007

The following table summarizes information with respect to grants of non-equity and equity plan-based awards to our most highly compensated executive officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards(1) ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Ronald E. Weinberg	—	—	526,995(3)(4)	—	—	—	—
B. Christopher DiSantis	5/17/07	—	—	—	30,000	11.80	260,880
	—		120,000(3)(5)	—	—	—	—
Joseph J. Levanduski	—	—	110,000(3)(5)	—	—	—	—
Thomas A. Gilbride	5/17/07	—	—	—	5,000	11.80	43,480
	—	—	70,000(3)(5)	—	—	—	—

______________
(1) The exercise price is equal to the closing price of our Class A common stock on the date prior to the grant date.  For additional information concerning stock option awards, see pages 22 through 23.

(2) The fair value of stock options and restricted stock awards is based on the FAS 123(R) compensation expense recognized as of the date of grant.  We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards.  The assumptions used in this model were: (1) an expected life of 5.6 years for each, (2) dividend yield of 0.0%, (3) expected stock price volatility of 87.2% and (4) a risk-free rate of return of 5.0% (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options).

(3) Because these are annual cash awards, no grant date is shown.  Actual payouts are shown in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation” table and are specifically identified in the table.

(4) Indicates the target award value for Mr. Weinberg pursuant to the terms of his employment agreement.  For additional information concerning the material terms of Mr. Weinberg’s employment agreement, see pages 24 through 25.

(5) Indicates the annual incentive award opportunity in our annual incentive compensation plan based on a percentage of prior year ending salary. We have shown the target annual incentive award for 2007 for each named executive officer in the determination of the actual 2007 incentive award.  For additional information concerning the annual incentive compensation plan, see pages 21 through 22.

Option Exercises and Stock Vested

None of executive officers exercised options in 2007 and our executive officers did not hold any stock awards as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of December 31, 2007.

	Option Awards
Name	Number of Underlying Unexercised Options Exercisable	Number of Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date*
Ronald E. Weinberg	10,000	—	6.75	9/24/2009
	135,967	—	3.74	10/05/2011
B. Christopher DiSantis	18,000	12,000	5.05	1/30/2014
	6,000	4,000	6.75	8/20/2014
	10,000	40,000	12.40	11/03/2016
	—	30,000	11.80	5/17/2017
Joseph J. Levanduski	19,118	—	3.40	10/05/2011
	38,000	12,000	5.05	1/30/2014
	6,000	4,000	6.75	8/20/2014
Thomas A. Gilbride	3,824	—	3.40	10/05/2011
	8,000	8,000	6.75	8/20/2014
	—	5,000	11.80	5/17/2017
______________
* The table below details the vesting schedule for the stock option grants based on the termination date of the relevant grant.

Option Expiration Date	Option Vesting Dates
9/24/2009	20% on 9/24/2000, 20% on 9/24/2001, 20% on 9/24/2002, 20% on 9/24/2003 and 20% on 9/24/2004
2/01/2010	20% on 2/01/2001, 20% on 2/01/2002, 20% on 2/01/2003, 20% on 2/01/2004 and 20% on 2/01/2005
10/05/2011	50% on 10/5/2002 and 50% on 10/5/2003
1/30/2014
20% on 1/30/2005, 20% on 1/30/2006, 20% on 1/30/2007, 20% on 1/30/2008 and 20% on 1/30/2009, except in the case of Mr. Levanduski who has 30,000 options with an expiration date of 1/30/2014 that vest in accordance with the foregoing schedule and 20,000 options that were fully vested as of December 31, 2006

8/20/2014	20% on 8/20/2005, 20% on 8/20/2006, 20% on 8/20/2007, 20% on 8/20/2008 and 20% on 8/20/2009
11/03/2016	20% on 11/03/2007, 20% on 11/03/2008, 20% on 11/03/2009, 20% on 11/03/2010 and 20% on 11/03/2011
5/17/2017	20% on 5/17/2008, 20% on 5/17/2009, 20% on 5/17/2010, 20% on 5/17/2011 and 20% on 5/17/2012

Pension Benefits

The following table shows the present value of accumulated pension benefits payable to each of our most highly compensated executive officers, including the number of years of service credited to each officer.  The number of years of service has been frozen for each executive officer effective May 31, 2006 pursuant to the freeze of the pension plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit* ($)	Payments Made During 2007 ($)
Ronald E. Weinberg	Friction Products Co. Employees Pension Plan	17.2	896,126	90,478
B. Christopher DiSantis	Friction Products Co. Employees Pension Plan	5.4	29,388	—
Joseph J. Levanduski	Friction Products Co. Employees Pension Plan	10.8	114,183	—
Thomas A. Gilbride	Friction Products Co. Employees Pension Plan	17.2	312,809	—
______________
*For details regarding the assumptions, please refer to Note “11 – Employee Benefits” in the Consolidated Financial Statements of Form 10-K of Hawk filed with the SEC on March 17, 2008.  For additional information on our pension plan, see pages 23 through 24.

Nonqualified Deferred Compensation

Our nonqualified deferred compensation plan was effective on June 1, 2007.  For additional information on our deferred compensation plan, see page 23.  The following table sets forth information regarding 2007 contributions to each of our most highly compensated executive officers.

Name	Executive Contributions ($)	2007 Company Contributions(1) ($)	Aggregate Earnings in 2007(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2007(3) ($)
Ronald E. Weinberg	18,001	—	—	—	17,650
B. Christopher DiSantis	27,202	80,000	1,391	—	50,593
Joseph J. Levanduski	—	60,000	157	—	22,157
Thomas A. Gilbride	3,409	60,000	—	—	22,877
______________
(1) Amounts are included in the “Summary Compensation” table in the column labeled “All Other Compensation.”  2007 contributions by Hawk were not credited to participant accounts until 2008.

(2) Amounts are included in the “Summary Compensation” table in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(3) 2007 company contributions were not credited to participant accounts until 2008 and therefore are not included in this column.

Severance Compensation

We do not have a general severance policy applicable to all employees.  Accordingly, we have entered into certain agreements that require us to make payments and provide benefits to our most highly compensated executive officers in the event of a termination of their employment, including in connection with a change in control.  For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change in control occurred as of December 31, 2007, the last business day of our last fiscal year, and that the per share price of our Class A common stock was $18.02, the closing price on that date.  The actual amounts of any payments and the value of any benefits can only be determined at the time of change in control or termination of one of our most highly compensated executive officers.  For additional information regarding the agreements with our executive officers, see pages 24 through 25.

	Triggering Event
Estimated Potential Payment	Termination other than for Misconduct Pursuant to Employment Agreement ($)	Termination after a “Change in Control” Pursuant to Change in Control Agreement* ($)	Death Pursuant to Employment Agreement ($)	Disability Pursuant to Employment Agreement ($)
Ronald E. Weinberg
Compensation Payments	3,127,541	—	875,000	7,618,702
Benefit Payments	30,380	—	140,362	—
B. Christopher DiSantis
Compensation Payments	650,000	1,435,909	325,000	325,000
Benefit Payments	17,057	26,491	8,240	8,240
Accelerated vesting of option awards	1,549,720	1,549,720	—	—
Joseph J. Levanduski
Compensation Payments	600,000	1,077,332	300,000	300,000
Benefit Payments	17,057	26,491	8,240	8,240
Accelerated vesting of option awards	288,320	288,320	—	—
Thomas A. Gilbride
Compensation Payments	—	768,662	—	—
Benefit Payments	—	19,168	—	—
Accelerated vesting of option awards	—	234,260	—	—
______________
* “Change in Control” means any acquiring person, alone or together with its affiliates and associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of our shares of Class A common stock then outstanding.

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate.  The value of those benefits as of December 31, 2007 are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”  There are no special or enhanced benefits under those plans for our most highly compensated executive officers.

Mr. Weinberg and Mr. Gilbride have death benefit coverage under split-dollar life insurance policies.  Death benefits are payable upon the death of Mr. Weinberg and Mr. Gilbride.  At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Weinberg’s and Mr. Gilbride’s designated beneficiaries.  As of December 31, 2007, the amount of the death benefit payable to Mr. Weinberg’s and Mr. Gilbride’s beneficiaries was $4,073,637 and $834,822, respectively.

COMPENSATION COMMITTEE REPORT

The compensation committee, composed of Mr. Berlin and Mr. Bishop, met three times and acted by written consent twice in 2007. The board of directors determined that Mr. Berlin and Mr. Bishop are independent as required by applicable law and regulations and the listing standards of Amex.

The compensation committee determines the compensation of Mr. Weinberg and reviews recommendations from Mr. Weinberg regarding the compensation for all of our other executive officers.  Our compensation committee does not have a written charter.  The compensation committee also administers our annual incentive plan, 1997 Stock Option Plan, 2000 Long Term Incentive Plan and nonqualified deferred compensation plan.  The compensation committee has reviewed and discussed Compensation Discussion and Analysis for the year ended December 31, 2007 with our management and, based on this review, has recommended to the board that this Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report was submitted by the compensation committee and shall be deemed to be “furnished” rather than “filed” with the SEC and, therefore, not subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Compensation Committee

Andrew T. Berlin
Paul R. Bishop

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Mr. Berlin and Mr. Bishop currently serve on the compensation committee.  Neither Mr. Berlin nor Mr. Bishop is or has been an officer or employee of Hawk.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 11, 2008, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of such stock,
•	each director and director nominee,
•	each executive officer in our summary compensation table, and
•	all our directors and executive officers as a group.

This table does not include 43,483 shares of Class A common stock issuable under the 2000 Long Term Incentive Plan or options held by directors and executive officers that are outstanding, but not presently exercisable, or options held by persons other than directors and executive officers.

	Beneficial Ownership(1)
	Class A Common			Series D Preferred
Names and Address(2)	Shares	Right to Acquire(3)	Percentage	Shares	Percentage
Ronald E. Weinberg(4)(5)	1,258,998	145,967	15.4%	689	45%
Norman C. Harbert(4)(6)	1,149,425	117,192	14.0%	689	45%
Byron S. Krantz(4) (7)	273,972	23,968	3.3%	152	10%
Discovery Group I(8) Hyatt Center, 24th Fl. 71 South Wacker Drive Chicago, IL 60606	953,458	—	10.6%	—	—
Wellington Management Company LLP(9) 75 State Street Boston, Massachusetts 02109	893,100	—	10.0%	—	—
Royce & Associates, LLC(10) 1414 Avenue of the Americas New York, NY 10019	472,700	—	5.3%	—	—
Thomas A. Gilbride	39,824	12,824	*	—	—
Dan T. Moore, III	36,572	23,968	*	—	—
Joseph J. Levanduski	35,000	69,118	*	—	—
Paul R. Bishop	28,966	23,968	*	—	—
B. Christopher DiSantis	13,200	42,000	*	—	—
Jack F. Kemp(11)	13,032	23,968	*	—	—
Andrew T. Berlin	9,538	—	*	—	—
Richard T. Marabito	—	—	*	—	—
All directors and executive officers as a group (11 individuals)	2,858,527	482,973	35.4%	1,530	100%
______________
*Less than 1%

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3) Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners.  Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders.  See “Stockholders’ Agreement” below.

(5) Includes 1,083,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner.  Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Weinberg is a trustee.

(6) Includes 35,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,040,511 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert.  Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Harbert is a trustee.

(7) Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner.  Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Krantz is a trustee.

(8) Based solely on information in the Schedule 13G filed with the SEC on February 14, 2008.  Includes 817,899 shares over which Discovery Equity Partners, L.P. shares voting and dispositive power and 953,458 shares over which Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy share voting and dispositive power.

(9) Based solely on information in the Schedule 13G filed with the SEC on February 14, 2008.  Includes 526,200 shares over which Wellington Management Company, LLP shares voting power and 893,100 shares over which Wellington Management Company, LLP shares dispositive power.

(10) Based solely on information in the Schedule 13G filed with the SEC on January 28, 2008.

(11) Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

Stockholders’ Agreement

Mr. Weinberg, Mr. Harbert and Mr. Krantz are parties to a Stockholders’ Voting Agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:

•	in favor of electing Mr. Weinberg, Mr. Harbert and Mr. Krantz (provided each desires to serve) or their respective designees to our board of directors,

•	in favor of electing such other directors to the board of directors as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct, and

•	with respect to matters submitted to a vote of our stockholders, as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct.

If any of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate.  The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Weinberg, Mr. Harbert or Mr. Krantz or their respective designees; provided that the provisions described in first two cases above will terminate sooner in the event that none of Mr. Weinberg, Mr. Harbert and Mr. Krantz (or any of their respective designees) remains on the board of directors.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2007, relating to equity compensation plans of Hawk pursuant to which grants of options, restricted stock, deferred compensation units or other rights to acquire shares of Class A common stock of Hawk may be granted from time to time.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	662,656	$6.14	78,099
Equity compensation plans not approved by security holders	0	—	0
Total	662,656	$6.14	78,099

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Carl J. Harbert, the son of Norman C. Harbert, one of our directors, is employed by one of our subsidiaries as our director of global marketing.  His compensation from Hawk last year totaled $153,371. Carl Harbert does not have an employment agreement with Hawk and is an “employee-at-will.”  We believe his compensation is comparable to compensation for positions in the industry with similar job responsibilities in companies of similar size.

Byron S. Krantz, a partner of Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our secretary. Marc C. Krantz, a son of Byron Krantz and the managing partner of Kohrman Jackson & Krantz, is our assistant secretary and a stockholder.  We paid legal fees to Kohrman Jackson & Krantz in 2007 of $1,536,304 for services in connection with a variety of legal matters.

We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties.  Our board of directors requires that on-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent committee of our board of directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder intending to present a proposal to be included in our proxy statement for our 2009 annual meeting of stockholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 27, 2008.  A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of our Class A common stock that are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such business.

A stockholder may also present a proposal directly to our stockholders at the annual meeting.  However, if we do not receive notice of the stockholder proposal prior to the close of business on March 17, 2009, SEC rules permit management to vote proxies in their discretion on the proposed matter.  If we receive notice of the stockholder proposal on or before the close of business on March 17, 2009, management can only vote proxies in their discretion if they advise stockholders in our 2009 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.

A stockholder desiring to nominate a director for election at our 2009 annual meeting must deliver a notice, in accordance with the requirements of our bylaws, to our secretary at our principal executive office no earlier than March 6, 2009 and no later than April 5, 2009.  Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our Class A common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of our Class A common stock beneficially owned by the stockholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

You are urged to sign and return your proxy to make certain your shares will be voted at the annual meeting.  For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,
Byron S. Krantz
Secretary

ANNEX A
HAWK CORPORATION
AMENDED AND RESTATED
2000 LONG TERM INCENTIVE PLAN
(June 4, 2008)

SECTION 1.  PURPOSE.  The purposes of the Hawk Corporation Amended and Restated 2000 Long Term Incentive Plan (the “Plan”) are to encourage employees of Hawk Corporation (the “Company”) to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of share owners, and to enhance the ability of the Company to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

SECTION 2.  DEFINITIONS.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)           “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit ward, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

(b)           “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed by both the Company and the Participant.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Change in Control” shall mean the following:

(i)
In the event of a Change in Control (as defined below) of the Company, all Options then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable (subject to the limitation that any Award which has been outstanding less than six (6) months on the date of the Change in Control shall not be afforded such treatment); provided, however, that this provision shall not apply to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matters shall be Continuing Directors.

(ii)
A Change in Control of the Company shall have occurred when any Acquiring Person (other than (i) the Company or any Subsidiary, (ii) any employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) any person who, on the Effective Date of the Plan, is an Affiliate of this Company and owning in excess of ten percent (10%) of the outstanding Shares of the Company and the respective successors, executors, legal representatives, heirs and legal assigns of such person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Shares then outstanding (except pursuant to an offer for all outstanding Shares of the Company at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made)).

(iii)
“Acquiring Person” means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Shares then outstandingof the Company and its shareholders (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made)).

(iv)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(v)
“Continuing Director” means any person who was a member of the Board on the Effective Date of the Plan or thereafter was elected by the holders of common shares or the holders of Series D Preferred Shares or appointed by the Board or the holders of Series D Preferred Shares prior to the date as of which any person together which all Affiliates and Associates became an Acquiring Person.

(vi)	“Whole Board” means the total number of directors which the Company would have if there were no vacancies.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f)           “Committee” shall mean the Compensation Committee of the Board (including any subcommittee of directors) that has the authority to establish and administer performance goals described in Treas. Reg. §1.162-27(e)(2).

(g)           “Company” shall mean Hawk Corporation, a Delaware corporation.

(h)           “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(i)           “Disinterested Person” shall have the meaning set forth in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

(j)           “Dividend Equivalent” shall mean any right granted pursuant to Section 14(h) hereof.

(k)           “Employee” shall mean any employee of the Company, a subsidiary of the Company, or of any Affiliate.  Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(l)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(m)         “Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(n)           “Incentive Stock Option” shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(o)           “Nonstatutory Stock Option” shall mean an Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

(p)           “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(q)           “Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10 hereof.

(r)           “Participant” shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

(s)           “Performance Award” shall mean any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(t)           “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
(u)           “Performance Share” shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(v)           “Performance Unit” shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(w)           “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(x)           “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(y)           “Restricted Stock Award” shall mean an award of Restricted Stock under Section 8 hereof.

(z)           “Shares” shall mean the shares of common stock, $.01 par value, of the Company and such other securities of the Company as the Committee may from time to time determine.

(aa)         “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, other than in the case of Substitute Awards, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(bb)         “Subsidiary” shall mean any corporation, partnership, limited liability company or business trust, control of which is owned directly or indirectly by the Company, provided, for the purposes of any Incentive Stock Option, it shall have the same meaning as the term “subsidiary corporation” as defined in Section 424 of the Code.

SECTION 3.  ADMINISTRATION.  The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:  (i) select the Employees of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.  Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Affiliate.  A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.  Notwithstanding the foregoing, upon recommendation of the Committee, in order to establish a basis for an exemption from Section 16(b) liability pursuant to the Exchange Act, any Award may be submitted to the Board of Directors for its approval.

SECTION 4.  DURATION OF, AND SHARES SUBJECT TO PLAN.
(a)          TERM.  The Plan shall remain in effect until terminated by the Board, provided, however, that no Incentive Stock Option may be granted more than ten (10) years after the ~~effective date~~Effective Date of this Plan determined in accordance with Section ~~14(I)~~15 of the Plan.

(b)           SHARES SUBJECT TO THE PLAN.  The maximum number of Shares in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 4(c) of the Plan, is ~~700,000.~~1,315,000.

                       For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Shares issued and subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted.  The Shares which were previously subject to Awards shall again be available to Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or exchanged for other Awards (to the extent of such forfeiture or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued.  Further, any Shares which are used as full or partial payment to the Company by a Participant of the purchase price of Shares upon exercise of a Stock Option shall again be available for Awards under the Plan.

                       Shares which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company.  No fractional shares shall be issued under the Plan.

(c)           CHANGES IN SHARES.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of Shares which may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of Shares subject to, Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 5.   ELIGIBILITY.  Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

SECTION 6.  STOCK OPTIONS.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve.  Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a)           OPTION PRICE.  The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

(b)           OPTION PERIOD.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

(c)           EXERCISABILITY.  Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

(d)           METHOD OF EXERCISE.  Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

(e)           INCENTIVE STOCK OPTIONS.  In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.  The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

SECTION 7.  STOCK APPRECIATION RIGHTS.  Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6.  The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.  Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option.  Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted.  In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right.  Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8.  RESTRICTED STOCK.

(a)           ISSUANCE.  Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b)           REGISTRATION.  Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(c)           FORFEITURE.  Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that except as provided in Section 12, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock.  Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee, shall expire.

SECTION 9.  PERFORMANCE AWARDS.  Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment.  The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

SECTION 10.  OTHER STOCK UNIT AWARDS.

(a)           STOCK AND ADMINISTRATION.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan.  Other Stock Unit Awards may be paid in Shares, other securities of the Company, cash or any other form of property as the Committee shall determine.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company to whom and the time or times at which such Awards shall be made, the number of shares of Stock to be granted pursuant to such Awards, and all other conditions of the Awards.  The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

(b)           TERMS AND CONDITIONS.  Shares (including securities convertible into Shares) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.

SECTION 11.  CHANGE IN CONTROL PROVISIONS.

(a)          IMPACT OF EVENT.  Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i)
Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; provided, that in the case of a Participant holding a Stock Appreciation Right who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable unless it shall have been outstanding for at least six months at the date such Change in Control is determined to have occurred.

(ii)
The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

(iii)	All Performance Awards shall be considered to be earned and payable in full, and my deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

(iv)
The restrictions and deferral limitations and other conditions applicable to any Other Stock Awards or any other Awards shall lapse, and such Other Stock Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b)          CHANGE IN CONTROL CASH-OUT.  Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option (the “Spread”) multiplied by the number of Shares granted under the Option as to which the right granted under this Section 11(b) shall have been exercised; provided, that if the Change in Control is within six months of the date of grant of a particular Option held by a Participant who is an officer or director of the Company and is subject to Section 16(b) of the Exchange Act, no such election shall be made by such Participant with respect to such Option prior to six months from the date of grant.  However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of an Option held by a Participant who is an officer or director of the Company and is subject to Section 16(b) of the Exchange Act, such Option (unless theretofore exercised) shall be canceled in exchange for a cash payment to the Participant, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of Shares granted under the Option.

(c)          Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Shares with a Fair Market Value equal to the cash that would otherwise be payable pursuant thereto.

(d)           Notwithstanding any other provision in this Plan to the contrary, to the extent the  payment of Awards to a Participant upon a Change in Control constitutes an “excess parachute payment” within the meaning of Section 280G of the Code such payment shall not be made to such extent (a “Parachute Payment”).  The Committee will have complete discretion in determining the extent to which the payment of Awards to a Participant constitutes a Parachute Payment and may take any action permitted under Section 19 of this Plan to prevent all or any portion of such payment from constituting a Parachute Payment.

SECTION 12.  CODE SECTION 162(M) PROVISIONS.

(a)           Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award.

(b)           If an Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which are presently based on the attainment of a combination of the following: EBITDA, earnings per share from continuing operations, internal growth, new product development and economic value added, and may be modified to also include any of the following: operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the Affiliate or Subsidiary of the Company for or within which the Participant is primarily employed.  The Committee may modify the goals of any Performance Award so as to enhance the incentive.  Such Performance Goals also may be based upon the attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.  Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

(c)           Notwithstanding any provision of this Plan other than Section 11, with respect to any Award that is subject to this Section 12, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(d)           The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(B) of the Code or any successor thereto.

SECTION 13.  AMENDMENTS AND TERMINATION.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent, or that without the approval of the Stockholders would:

(a)           except as is provided in Section 4(c) of the Plan, increase the total number of shares reserved for the purpose of the Plan; or

(b)           change the employees or class of employees eligible to participate in the Plan.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new Awards for previously granted Awards, including without limitation previously granted Options having higher option prices.

SECTION 14.  GENERAL PROVISIONS.

(a)           Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution;  provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.  Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(b)           The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

(c)           No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(d)           The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(e)           Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.  In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(f)           The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.  In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

(g)           All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h)           The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(i)           Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(j)           The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Shares.

(k)           Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

(l)           The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(m)                      If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(n)           Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

(o)           Nothing in the Plan shall interfere with or limit in any way the right of the Company, or any Subsidiary, to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company, or any Subsidiary.  No Employee shall have a right to continue in the employ of the Company or any Subsidiary.  No employee shall have a right to be selected as a Participant or, having been so selected, to receive any future Awards.

(p)           The maximum number of Shares that may be granted to any Participant pursuant to an Option, Stock Appreciation Right or Other Stock Unit Award in any one calendar year shall be 100,000.  The maximum value of the property, including cash that may be paid or distributed to any Participant pursuant to a grant of a Performance Award, Restricted Stock Award or Other Stock Unit Award made in any one calendar year, shall be $2.5 million.

SECTION 15.  EFFECTIVE DATE OF PLAN.  The Plan was first effective on May 16, 2000 and as amended and restated shall be effective on ~~the date~~June 4, 2008 when it is approved by the holders of common stock of the Company (the “Effective Date”).

SECTION 16.  TERM OF PLAN.  No Award shall be granted pursuant to the Plan after ~~10 years from the Effective Date,~~June 4, 2018, but any Award theretofore granted may extend beyond that date.

SECTION 17.  COMPLIANCE WITH LEGAL AND EXCHANGE REQUIREMENTS.  The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable Federal and State laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any Federal or State law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations.  The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

SECTION 18.  INDEMNIFICATION.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

SECTION 19.  DEFERRALS.  The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company, or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option.

SECTION 20.  NO CONSTRAINT ON CORPORATE ACTION.  Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company, or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

ANNEX B

HAWK CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN

1.           PURPOSE

The Hawk Corporation Annual Incentive Compensation Plan (the “Plan”) is designed to attract, retain, and reward highly-qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2.           DEFINITIONS

(a)           “Award” means an incentive award entitling an Executive Officer or Key Employee to receive performance-based incentive compensation based on a percentage of EBITDA or any other Performance Goal, or any other amounts determined by the Committee, pursuant to terms and conditions of the Plan.  For Ronald E. Weinberg, the Company’s Chief Executive Officer, the Award cannot be less than 1.75% of the Company’s EBITDA pursuant to the terms of his employment agreement.

(b)           “Board” means the Board of Directors of Hawk Corporation.

(c)           “Change in Control” means the acquisition by any person or entity, directly, indirectly, or beneficially, acting alone or in concert, of more than fifty percent (50%) of the Company’s Class A Common Stock at any time outstanding.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Compensation Committee of the Board, or such other committee of the board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(f)           “Company” means Hawk Corporation and any other corporation in which Hawk Corporation controls, directly or indirectly fifty percent (50%) or more of the combined voting power of all classes of voting securities.

(g)           “EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization (before consideration of the Awards) for each Plan Year.

(h)           “Executive Officer” means any officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(i)            “Key Employee” means any employee of the Company as may be designated by the Committee.

(j)            “Participant” means an Executive Officer or Key Employee of the Company.

(k)           “Performance Goal” means the goals considered by the Committee that are presently based on the attainment of a combination of the following: EBITDA, earnings per share from continuing operations, internal growth, new product development and economic value added.  Such goals may be modified by the Committee to also include any of the following: operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the success of the Company.

(l)            “Plan” means the Hawk Corporation Annual Incentive Compensation Plan.

(m)          “Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

3.           ELIGIBILITY

Only Executive Officers and Key Employees are eligible to participate in the Plan.

4.           ADMINISTRATION

The Committee shall administer the Plan.  The Committee has the authority to interpret the Plan, to proscribe, amend and rescind rules and regulation relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including anything necessary to comply with the requirements of Section 162(m) of the Code.  The Committee’s decisions shall be final, conclusive, and binding upon all persons.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.  With limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective performance goals, performance criteria and the weightings thereof.

5.           AWARDS

The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the Participants for such Plan Year and set the Performance Goal and target Award for each Participant for such Plan Year.

At the end of the Plan Year, the Committee shall certify, in writing, prior to the payment of any Award, the attainment of the Performance Goal for the Plan Year.  Notwithstanding the attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the Participant or such other factors as the Committee determines in its discretion.  The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

Payments under this Plan shall be made within 75 days following the end of the applicable Plan Year.  Payment of any award under the Plan shall be made in cash or in stock or stock-based awards under the Company’s 2000 Long Term Incentive Plan.

The Committee shall have the right to allow Participants to elect to defer up to 100% of their cash Award pursuant to the Company’s non-qualified deferred compensation plan, subject to the terms and conditions as the Committee may determine; provided, however, that the Participant’s election to defer such payment of Awards complies with Section 409A of the Code and the regulations promulgated thereunder, including but not limited to the requirement that the election to defer such payment is made before the first day of the taxable year during which the Participant’s services are performed.  In the case of performance-based compensation that is based on a performance period of at least 12 months, an election to defer such compensation may generally be made no later than the date that is six months before the end of the performance period, provided that such compensation is not substantially certain to be paid on or before the date of such election.  Notwithstanding the foregoing to the contrary, a Participant may elect to defer the receipt of an Award payable under this Plan with respect to the Plan Year in which he/she was first eligible to participate in any Company-sponsored “account balance” plan as defined in the Code, including this Plan within 30 days after the date that he became eligible, and such election will be deemed to apply to an Award paid for services performed subsequent to the election; provided, however, that the election applies only to the portion of the Award equal to the total amount of the Award for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Whenever payments are to be made under the Plan, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

6.           EFFECTIVE DATE, AMENDMENT AND TERMINATION

The effective date of the Plan is January 1, 2008.  The Committee may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.  The Committee will seek stockholder approval of any amendment determined to require stockholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

7.	CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY

A Participant shall have no right to any Award under this Plan until that Award is paid.  In the event of a Change in Control, any Awards accrued during the Plan Year until the date of the Change of Control shall be immediately payable.  If the Participant is terminated without cause or with good reason by the Company, any unpaid Awards shall be paid in accordance with such Participant’s termination agreement, and as otherwise determined by the Committee; provided, however, if the Participant is a “specified employee” as defined by the Section 409A of the Code, any Award payable under this Plan that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall be delayed by six months such that the payment is made no earlier than the first date of the seventh month following the date of that Participant’s termination of employment (or the date of that Participant’s death, if earlier).  In the case of death or disability (as determined in the sole discretion of the Committee in accordance with the Code) of a Participant, his Award will be proportional to the service to the Company during the Plan Year in which the death or disability occurred.  Unpaid Awards may also be canceled at the discretion of the Committee.

8.           NONASSIGNABILITY

No Award or other benefit under the Plan shall be assignable or transferable by the participant during the Participant’s lifetime.

9.           NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

10.           LIABILITY OF THE COMPANY

Neither the Company, nor any affiliate of the Company, nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration and application of the Plan, shall have liability to any party for an action taken or not taken in good faith under the Plan.  Status as a Participant shall not be construed as a commitment that any incentive award will be made under the Plan to such Participant or to Participants generally.  Nothing contained in this Plan (or any documents relating to the Plan or to any incentive award under the Plan) shall confer upon any employee of the Company any right to continue in the employ or other service of the Company or its affiliates or constitute any contract or limit in any way the right of the Company or its affiliates to change such person’s compensation or other benefits..

11.           FEDERAL INCOME TAX CONSEQUENCES

All amounts paid pursuant to the Plan constitute taxable income to the Participant when received.  If a Participant elects to defer a portion of the award, such Eligible Employee may be entitled to defer the recognition of income.  Generally, and subject to Section 162(m), the Company will be entitled to a federal income tax deduction when amounts paid under the Plan are included in employee income.  Subject to stockholder approval of the Plan, the failure of any aspect of the Plan to satisfy Section 162(m) will not void any action taken by the Committee under the Plan.

Awards granted to certain covered employees, defined in the Code as the Company’s chief executive officer and the other three most highly compensated executive officers, that are in excess of $1 million per year will be deductible as performance-based compensation under Section 162(m) of the Code, if approved by the Company’s stockholders.  However, stockholder approval of the Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under the Plan to qualify for the performance-based compensation exemption under Section 162(m).

12.           UNFUNDED PLAN

This Plan shall be unfunded.  Neither the Plan nor any award under the Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent any Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.           GOVERNING LAW

This Plan and any controversy arising out of or relating to this Plan shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to the matters within the scope thereof.  All other matters shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to any state’s conflict of law principles.  Any legal action related to this Plan shall be brought only in federal or state court located in Ohio.

[FRONT]

PROXY	HAWK CORPORATION	PROXY
ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2008
200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114
9:00 a.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on June 4, 2008, at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 29, 2008 Proxy Statement.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE  FOR ALL NOMINEES AND FOR ALL PROPOSALS

1.           Election of Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III as directors.

FOR ALL NOMINEES ☐ (unless struck out above)     WITHHOLD FROM ALL NOMINEES ☐

2.           Approval of amendments to and the restatement of the Hawk Corporation 2000 Long Term Incentive Plan.

FOR  ☐                                                      AGAINST  ☐                                           ABSTAIN  ☐

3.           Approval of the annual incentive plan as performance-based compensation.

FOR  ☐                                                      AGAINST  ☐                                           ABSTAIN  ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]
(Signature should be exactly as name or names appear on this proxy.  If stock is held jointly each holder should sign.  If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:_________________________________, 2008

__________________________________________
Signature
__________________________________________
Signature if held jointly
I plan to attend the meeting:  Yes □     No □

This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.